Exhibit 99.1

Media Contact:	Katie Monfre, (414) 347-2650, katie_monfre@mgic.com
Investor Contact:	Michael J. Zimmerman, (414) 347-6596, mike_zimmerman@mgic.com
MGIC Provides Investor Update
MILWAUKEE (January 22, 2008) — MGIC Investment Corporation (NYSE:MTG) announced today that year-end 2007 delinquency inventory was 107,120 loans, an increase of approximately 16,000 loans from the end of the third quarter. Cure rates have continued to deteriorate, resulting in a higher percentage of delinquent loans that become claims, and average claim size has also continued to increase. As a result, the Company expects incurred losses for the fourth quarter of 2007 to approximate $1.3 billion. The Company said its insurance in force at year-end 2007 was $211.7 billion.
The Company also said it is increasing its paid loss forecast for 2008 to $1.8 — $2.0 billion.
During the fourth quarter, the Company made a decision to stop writing the portion of its bulk business that insures loans which are included in Wall Street securitizations. The Company is analyzing the accounting implications of that decision on its fourth quarter results.
The Company is issuing this press release to provide current information to all investors in advance of its February 13, 2008 earnings call. The Company is not undertaking any obligation to update any information in this press release regarding the Company’s expectations or any forward-looking statements. No investor should rely on the fact that such information is current at any time other than the time at which this press release was issued.
About MGIC Investment Corporation
Mortgage Guaranty Insurance Corporation, the principal subsidiary of MGIC Investment Corporation (http://www.mgic.com), is the nation’s leading provider of private mortgage insurance coverage with

$197.0 billion primary insurance in force covering 1.3 million mortgages as of September 30, 2007. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, Guam and Australia, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.
Safe Harbor Statement
Forward-Looking Statements and Risk Factors:
Our revenues and losses could be affected by the risk factors discussed below that are applicable to us, and our income from joint ventures could be affected by the risk factors discussed below that are applicable to Sherman. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as we “believe”, “anticipate” or “expect”, or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements were made.
Deterioration in home prices in the segment of the market we serve, a downturn in the domestic economy or changes in our mix of business may result in more homeowners defaulting and our losses increasing.
Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on mortgage credit due to more stringent underwriting standards or other factors.
The mix of business we write also affects the likelihood of losses occurring. In recent years, the percentage of our volume written on a flow basis that includes segments we view as having a higher probability of claim has continued to increase. These segments include loans with LTV ratios over 95% (including loans with 100% LTV ratios), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors.
As of September 30, 2007 approximately 6.0% of our primary risk in force written through the flow channel, and 72% of our primary risk in force written through the bulk channel, consists of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). (We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing.) We believe that during a prolonged period of rising interest rates, claims on ARMs would be substantially higher than for fixed rate loans. Moreover, even if interest rates remain unchanged, claims on ARMs with a “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) may also be substantially higher because of the increase in the mortgage payment that will occur when the fully indexed rate becomes effective. In addition, we believe the volume of “interest-only” loans (which may also be ARMs) and loans with negative amortization features, such as pay option ARMs, increased in 2005 and 2006 and have remained at these levels during the first half of 2007, before declining in the second half of 2007. Because interest-only loans and pay option ARMs are a relatively recent development, we have no meaningful data on their historical performance. We believe claim rates on certain of these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
These alternatives to private mortgage insurance include:
•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value (“LTV”) ratio and a second mortgage with a 10%, 15% or 20% LTV ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% LTV ratio that has private mortgage insurance,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance, using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.
While no data is publicly available, we believe that in recent years piggyback loans have been a significant percentage of mortgage originations in which borrowers make down payments of less than 20%, although their use has declined in 2007. We also believe that their use is primarily by borrowers with higher credit scores. We have a program designed to recapture business lost to these mortgage insurance avoidance products. This program accounted for 9.5% of flow new insurance written through the first three quarters of 2007 and 9.1% and 6.5% of flow new insurance written in 2006 and 2005, respectively.
Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.
Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but also with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender. As discussed under “The mortgage insurance industry is subject to risk from private litigation and regulatory proceedings” below, we provided information to the New York Insurance Department and the Minnesota Department of Commerce about captive mortgage reinsurance arrangements. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.

The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders.
Our private mortgage insurance competitors include:
•	PMI Mortgage Insurance Company,

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	Republic Mortgage Insurance Company,

•	Triad Guaranty Insurance Corporation, and

•	CMG Mortgage Insurance Company.
If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.
In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time our insurance remains in force include:
•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.
During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At September 30, 2007 persistency was at 74.0%, compared to the record low of 44.9% at September 30, 2003. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate environment favorable to persistency improvement, we do not expect persistency will approach its December 31, 1990 level.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline which would reduce our revenues.
The factors that affect the volume of low-down-payment mortgage originations include:
•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have LTV ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
In general, the majority of the underwriting profit (premium revenue minus losses) that a book of mortgage insurance generates occurs in the early years of the book, with the largest portion of the underwriting profit realized in the first year. Subsequent years of a book generally result in modest underwriting profit or underwriting losses. This pattern of results occurs because relatively few of the claims that a book will ultimately experience occur in the first few years of the book, when premium revenue is highest, while subsequent years are affected by declining premium revenues, as persistency decreases due to loan prepayments, and higher losses.
If all other things were equal, a decline in new insurance written in a year that followed a number of years of higher volume could result in a lower contribution to the mortgage insurer’s overall results. This effect may occur because the older books will be experiencing declines in revenue and increases in losses with a lower amount of underwriting profit on the new book available to offset these results.
Whether such a lower contribution would in fact occur depends in part on the extent of the volume decline. Even with a substantial decline in volume, there may be offsetting factors that could increase the contribution in the current year. These offsetting factors include higher persistency and a mix of business with higher average premiums, which could have the effect of increasing revenues, and improvements in the economy, which could have the effect of reducing losses. In addition, the effect on the insurer’s overall results from such a lower contribution may be offset by decreases in the mortgage insurer’s expenses that are unrelated to claim or default activity, including those related to lower volume.
Changes in the business practices of Fannie Mae and Freddie Mac could reduce our revenues or increase our losses.
The business practices of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), each of which is a government sponsored entity (“GSE”), affect the entire relationship between them and mortgage insurers and include:
•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a “AAA” claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.
The mortgage insurance industry is subject to the risk of private litigation and regulatory proceedings.
Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. Since December 2006, class action litigation was separately brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. While we are not a defendant in any of these cases, there can be no assurance that MGIC will not be subject to future litigation under RESPA or FCRA or that the outcome of any such litigation would not have a material adverse effect on us.
In June 2005, in response to a letter from the New York Insurance Department (the “NYID”), we provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the NYID requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the NYID that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce (the “MDC”), which regulates insurance, we provided the MDC with information about captive mortgage reinsurance and certain other matters. We subsequently provided additional information to the MDC. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.
The anti-referral fee provisions of RESPA provide that the Department of Housing and Urban Development (“HUD”) as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
In October 2007, the Division of Enforcement of the SEC requested that we voluntarily furnish documents and information primarily relating to C-BASS, the now-terminated merger with Radian and the subprime mortgage assets “in the Company’s various lines of business.” We are in the process of providing responsive documents and information to the SEC.
The Internal Revenue Service has proposed significant adjustments to our taxable income for 2000 through 2004.
The Internal Revenue Service (“IRS”) has been conducting an examination of our federal income tax returns for taxable years 2000 though 2004. On June 1, 2007, as a result of this examination, we received a Revenue Agent Report (“RAR”). The adjustments reported on the RAR would substantially increase taxable income for those tax years and resulted in the issuance of an assessment for unpaid taxes totaling $189.5 million in taxes and accuracy related penalties, plus applicable interest. We have agreed with the IRS on certain issues and paid $10.5 million in additional taxes and interest. The remaining open issue relates to our treatment of the flow through income and loss from a portfolio of investments in the residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The IRS has indicated that it does not believe that, for various reasons, that we have established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We disagree with this conclusion and believe that the flow through income and loss from these investments was properly reported on our federal income tax returns in accordance with applicable tax laws and regulations in effect during the periods involved and have appealed these adjustments. The appeals process may take some time and a final resolution may not be reached until a date many months or years into the future. On July 2, 2007, the Company made a payment on account of $65.2 million with the United States Department of the Treasury to eliminate the further accrual of interest. We believe, after discussions with outside counsel about the issues raised in the RAR and the procedures for resolution of the disputed adjustments, that an adequate provision for income taxes has been made for potential liabilities that may result from these notices. If the outcome of this matter results in payments that differ materially from our expectations, it could have a material impact on our effective tax rate, results of operations and cash flows.
Net premiums written could be adversely affected if the Department of Housing and Urban Development reproposes and adopts a regulation under the Real Estate Settlement Procedures Act that is equivalent to a proposed regulation that was withdrawn in 2004.
HUD regulations under RESPA prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, HUD proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. HUD withdrew this proposed regulation in March 2004. Under the proposed regulation, if mortgage insurance were required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, had this regulation been adopted in this form, our revenues could have been adversely affected to the extent that lenders offered such packages and received value from us in excess of what they could have received were the anti-referral fee provisions of RESPA to apply and if such state regulations were not applied to prohibit such payments.
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.
As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.
The implementation of the Basel II capital accord may discourage the use of mortgage insurance.
In 1988, the Basel Committee on Banking Supervision (BCBS) developed the Basel Capital Accord (the Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the BCBS issued an update to Basel I (as revised in November 2005, Basel II). Basel II, which is scheduled to become effective in the United States and many other countries in 2008, affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities.
The Basel II provisions related to residential mortgages and mortgage insurance may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim. The Basel II provisions may also alter the competitive positions and financial performance of mortgage insurers in other ways, including reducing our ability to successfully establish or operate our planned international operations.
Our international operations will subject us to numerous risks.
We have committed significant resources to begin international operations, initially in Australia, where we started to write business June 2007. We plan to expand our international activities to other countries, including Canada. Accordingly, in addition to the general economic and insurance business-related factors discussed above, we are subject to a number of risks associated with our international business activities, including:
•	risks of war and civil disturbances or other events that may limit or disrupt markets;

•	dependence on regulatory and third-party approvals;

•	changes in rating or outlooks assigned to our foreign subsidiaries by rating agencies;

•	challenges in attracting and retaining key foreign-based employees, customers and business partners in international markets;

•	foreign governments’ monetary policies and regulatory requirements;

•	economic downturns in targeted foreign mortgage origination markets;

•	interest-rate volatility in a variety of countries;

•	the burdens of complying with a wide variety of foreign regulations and laws, some of which may be materially different than the regulatory and statutory requirements we face in our domestic business, and which may change unexpectedly;

•	potentially adverse tax consequences;

•	restrictions on the repatriation of earnings;

•	foreign currency exchange rate fluctuations; and

•	the need to develop and market products appropriate to the various foreign markets.
Any one or more of the risks listed above could limit or prohibit us from developing our international operations profitably. In addition, we may not be able to effectively manage new operations or successfully integrate them into our existing operations.
Downgrades in the financial strength ratings of MGIC below Aa3 (or its equivalent) could have a material adverse affect on us.
     The financial strength ratings of our wholly owned subsidiary Mortgage Guaranty Insurance Corporation (“MGIC”) are ‘AA-’ (Standard & Poors Rating Services), ‘Aa2’ (Moody’s Investors Service) and ‘AA’ (Fitch Ratings). Fitch Ratings has announced that its rating is under review with negative implications. In assigning financial strength ratings, in addition to considering the adequacy of the mortgage insurer’s capital to withstand extreme loss scenarios under assumptions determined by the rating agency, rating agencies review a mortgage insurer’s historical and projected operating performance, business outlook, competitive position, management, corporate strategy, and other factors. We believe a financial strength rating of at least Aa3/AA- is critical to a mortgage insurer’s ability to continue to write new business. Any downgrade below such level could have a material adverse affect on us.
Our income from our Sherman joint venture could be adversely affected by competition or other factors affecting its business.
Sherman Financial Group LLC (“Sherman”) is engaged in the business of purchasing and servicing delinquent consumer assets, and in originating and servicing subprime credit card receivables. Sherman’s results are sensitive to its ability to purchase receivable portfolios on terms that it projects will meet its return targets. While the volume of charged-off consumer receivables and the portion of these receivables that have been sold to third parties such as Sherman has grown in recent years, there is an increasing amount of competition to purchase such portfolios, including from new entrants to the industry, which has resulted in increases in the prices at which portfolios can be purchased.